news release                                                      [TENNECO LOGO]

For immediate release


Contacts:   Jim Spangler
            Media Relations
            847 482-5810
            jspangler@tenneco.com

            Leslie Hunziker
            Investor Relations
            847 482-5042
            lhunziker@tenneco.com


          TENNECO PLANS TO LAUNCH REFINANCING OF SENIOR CREDIT FACILITY
                        TO ENHANCE FINANCIAL FLEXIBILITY

Lake Forest, Illinois, February 15, 2007 -- Tenneco Inc. (NYSE: TEN) announced today that it plans to launch a transaction to refinance its existing $831 million senior credit facility, which will be replaced by a new $830 million senior credit facility. This transaction is expected to enhance the company's financial flexibility by extending the expiration of its revolving line of credit to March 2012; extending the maturities of its term loan facility; and enhancing covenant flexibility.

The new senior credit facility is expected to include a 5-year revolving line of credit of approximately $375 million; a 5-year term loan A facility of approximately $100 million; a 7-year term loan B facility of approximately $177.5 million; and a 7-year synthetic letter of credit facility of approximately $177.5 million, which can also be used as a revolving line of credit to fund short-term borrowings.

The company intends to use the proceeds of the financings described above to repay approximately $356 million of outstanding term loans under its existing credit facility, to replace the $155 million synthetic letter of credit facility and the $320 million revolving line of credit provided under its existing senior credit facility. The $320 million revolving line of credit was set to expire in December 2008.

The company is in the process of seeking commitments for the new senior credit facility. Although there can be no assurance, the company currently expects to be able to complete the refinancing by mid- to late-March.

Tenneco is a $4.7 billion U.S.-based manufacturing company with approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names.


                                     -More-

This news release contains forward-looking statements concerning Tenneco's proposed refinancing transaction. The terms of, and Tenneco's ability to complete, this transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.